Exhibit 10.8

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is dated as of July 18, 2011 (this “Agreement”), and is between Javalution Coffee Company, a Florida corporation (“JCOF”), and AL International, Inc., a Delaware corporation and wholly owned subsidiary (“AL International”).

WHEREAS, JCOF has caused AL International  to be formed in the State of Delaware for the purpose of effecting a reincorporation of JCOF in Delaware through a reincorporation merger;

WHEREAS, the respective boards of directors of JCOF and AL International have approved and deem it in the best interest of their respective shareholders to consummate the business combination transaction provided for herein in which JCOF will merge with and into AL International, with AL International  being the surviving entity, all on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, such merger shall take place pursuant to a plan of merger as set forth in the Delaware Certificate of Merger attached hereto as Exhibit A and Florida Articles of Merger attached hereto as Exhibit B, (the “Merger Certificates”);

WHEREAS, the boards of directors of JCOF and AL International  and the shareholders of JCOF and AL International  have approved the Merger and the execution of the Merger Certificates;

 WHEREAS, the laws of the States of Delaware and Florida permit the Merger and the parties hereto wish to merge under and pursuant to the provisions of such laws; and

WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time, as defined in Section 1.2, the Merger shall be effected by merging JCOF with and into AL International, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporation Act (“FBCA”) and Delaware General Corporation Law (“DGCL”). AL International shall continue as the surviving company in that merger and the separate existence of JCOF shall cease.

1.2 Effective Time. On the Closing Date, as defined in Article II, the parties shall file a Certificate of Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Florida and make all other filings or recordings required by the FBCA and DGCL in connection with the Merger. The Merger shall become effective on August 1, 2011 (the “Effective Time”).

1.3 Effects of the Merger.  At the Effective Time, the Merger shall have the effects set forth in this Agreement, the FBCA and the DGCL. Without limiting the foregoing, and subject thereto, at the Effective Time all of the property, rights, powers, privileges and franchises of JCOF shall be vested in AL International , and all of the debts, liabilities and duties of JCOF shall become the debts, liabilities and duties of AL International.

1.4 Certificate of Incorporation and By-Laws.  The certificate of incorporation and the by-laws of AL International as in effect immediately prior to the Effective Time shall remain the certificate of incorporation and by-laws of AL International until thereafter amended as provided therein or by applicable law.

1.5 Officers and Directors. The officers and directors of AL International immediately prior to the Effective Time shall remain the officers and directors of AL International, and shall hold office in accordance with the certificate of incorporation and by-laws of AL International until the earlier of the applicable officer’s or director’s resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

1.6 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of AL International  or JCOF, (i) each issued and outstanding share of common stock, no par value, of JCOF shall be converted into and become one-half (0.5) validly issued, fully paid and non-assessable share of common stock, $.001 par value, of AL International, and (ii)  each issued and outstanding share of Series A preferred stock, no par value, of JCOF shall be converted into and become one (1) validly issued, fully paid and non-assessable share of Series A preferred stock, par value $.001 per share, of AL International.

1.7 No Further Ownership Rights in Shares.   From and after the Effective Time, the holders of certificates evidencing ownership of JCOF shares of common stock and preferred stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such JCOF shares, and as such will automatically be cancelled. Each share of AL International issued and outstanding immediately before the Effective Time and held by JCOF shall be canceled without any consideration being issued or paid therefor.

1.8 Subsequent Actions. If, at any time after the Effective Time, JCOF shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in JCOF its right, title or interest in, to or under any of the property, rights, powers, privileges, franchises or other assets of JCOF as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers of JCOF as appropriate  shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of JCOF or AL International  all such deeds, bills of sale, assignments, assurances, and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title or interest in, to and under such property, rights, powers, privileges, franchises or other assets in JCOF or  otherwise to carry out the transactions contemplated by this Agreement.

ARTICLE II

THE CLOSING

2.1 Closing. The parties shall hold the closing of the transactions contemplated by this Agreement (the “Closing”) at Gracin & Marlow, LLP in New York, New York at 10:00 A.M. on July 18, 2011 or at such other time and place as the parties agree (the date of the Closing, the “Closing Date”).

ARTICLE III

MISCELLANEOUS

3.1 Reasonable Efforts. Subject to the conditions of this Agreement, each of the parties shall use the efforts that a reasonable person would make so as to achieve that goal as expeditiously as possible (“Reasonable Efforts”) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws to consummate the transactions contemplated by this Agreement as promptly as practicable including but not limited to (1) taking such actions as are necessary to obtain any required approval, consent, ratification, filing, declaration, registration, waiver, or other authorization (“Consents”) and (2) satisfying all conditions to Closing at the earliest possible time.

3.2 Transaction Costs. Each party shall pay its own fees and expenses (including without limitation the fees and expenses of its representatives, attorneys, and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this Agreement.

3.3 Assignment. No party may assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the other party.

3.4 Binding. This Agreement binds, and inures to the benefit of, the parties and their respective permitted successors and assigns.

3.5 Governing Law. The laws of the State of Delaware (without giving effect to its conflict of laws principles) govern all matters arising out of this Agreement, including without limitation tort claims.

3.6 Entirety of Agreement. This Agreement constitute the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, if any.

3.7 Further Assurances.  Each of AL International  and JCOF shall execute and deliver such additional documents and instruments and perform such additional acts as the other party may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the transactions contemplated hereby, and to effectuate the intent of this Agreement.

3.9           Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

(1)	personal delivery, in which case delivery will be deemed to occur the day of delivery;

(2)
certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or

(3)	next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt.

In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice to: Chris Nelson, AL International, 2400 Boswell Rd., San Diego, CA 91914.

3.10 References to Time. All references to a time of day in this Agreement are references to the time in the State of New York.

3.11 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

3.12 Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

3.13 No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.  The undersigned are signing this Agreement on the date stated in the introductory clause.

JAVALUTION COFFEE COMPANY

By:           /s/ Steve Wallach
Name: Steve Wallach
Title:  CEO

AL INTERNATIONAL, INC.

By:           /s/ Steve Wallach
Name:  Steve Wallach
Title:   CEO